UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                               (Amendment No. 1)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              REGEN BIOLOGICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75884M302
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2010
 -------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          GAGNON SECURITIES LLC

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE LIMITED LIABILITY COMPANY

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                   2,027
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                               2,027
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                          2,027
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                       0 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------





--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          USA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.                                                                                        76,373
      SHARES              SOLE VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.                                                                                        36,264
     OWNED BY             SHARED VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                               76,373
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSITIVE POWER                                                             37,807
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        114,180
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     1.1 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------



ITEM 1.
        (a) Name of Issuer: ReGen Biologics, Inc.


                                       411 Hackensack Avenue 10th Floor
        (b)Address of Issuer's         Hackensack, NJ 07601
           Principal Executive Offices:

Item 2.


                               This Schedule 13G/A is being filed by Gagnon
                               Securities LLC and Neil Gagnon (together, the
                               "Reporting Persons"). Gagnon Securities LLC is an
                               investment adviser registered under Section 203
                               of the Investment Advisers Act of 1940 that
                               furnishes investment advice to several customer
                               accounts, foundations, partnerships, trusts, and
                               private investment funds (collectively, the
                               "Funds"). Mr. Gagnon is the managing member and
                               the principal owner of Gagnon Securities LLC. In
                               its role as investment manager to the Funds,
                               Gagnon Securities LLC shares investment and/or
 (a) Name of Person Filing:    voting power with Mr. Gagnon with respect to
                               certain securities of the Issuer described in
                               this Schedule. Additionally, Mr. Gagnon has sole
                               voting power and sole dispositive power with
                               respect to certain securities of the Issuer, he
                               shares voting power and dispositive power with
                               respect to certain other securities of the Issuer
                               with certain persons, and he shares dispositive
                               power with respect to certain other securities of
                               the Issuer with certain other persons but has no
                               voting power with respect to such securities. The
                               Reporting Persons expressly disclaim beneficial
                               ownership of all securities held in the Funds'
                               accounts. No single client's interest as reported
                               in the customer accounts at Gagnon Securities LLC
                               exceeds 5% of the outstanding Common Stock of the
                               Issuer. In addition, the filing of this Schedule
                               13G/A shall not be construed as an admission that
                               the Reporting Persons or any of their affiliates
                               are beneficial owners of any securities covered
                               by this Schedule 13G/A for any other purposes
                               than Section 13(d) of the Securities Exchange Act
                               of 1934.

                                                       1370  Ave.  of  the  Americas,
        (b) Address of Principal Business Office or,   Suite 2400
        if none, Residence:                            New York, NY 10019



                                           GAGNON SECURITIES LLC: Delaware Limited Liability Company
        (c)  Citizenship:                  NEIL GAGNON: USA

        (d)  Title of Class of Securities: Common Stock

        (e) CUSIP Number: 75884M302







ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
        (a) [ ]  Broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o).
        (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [X]  An investment adviser in accordance with ss.240.13d-1(b)
                 (1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.


          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:       GAGNON SECURITIES LLC:       2,027
                                          NEIL GAGNON:               114,180

                                          GAGNON SECURITIES LLC:            .0%
                                          NEIL GAGNON:                     1.1%


                               Calculation of percentage of beneficial ownership
                               is based on the sum of (i) 9,778,940 outstanding
                               shares of Issuer Common Stock set forth on the
(b) Percent of class:          Issuer's most recent 10-Q/A filed on January 8,
                               2010 and (ii) 114,180 shares of Issuer's Common
                               Stock issuable upon the exercise of warrants
                               issued to the accounts managed by the Reporting
                               Persons.


     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:     GAGNON SECURITIES LLC:        0
                                                             NEIL GAGNON:             76,373

          (ii) Shared power to vote or to direct the vote:   GAGNON SECURITIES LLC     2,027
                                                             NEIL GAGNON:             36,264

          (iii)     Sole power to dispose or to direct the   GAGNON SECURITIES LLC:        0
                    disposition of:                          NEIL GAGNON:             76,373

           (iv)     Shared power to dispose or to direct the GAGNON SECURITIES LLC:     2,027
                            disposition of:                          NEIL GAGNON:      37,807

ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     The Funds described above in Item 2 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their respective accounts. To the knowledge of the Reporting
Person, the interest in any such Fund does not exceed 5% of the class of securities. The Reporting Person disclaims beneficial ownership of all such securities.

ITEMS 7 - 9      Not Applicable

ITEM 10.         CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were
(a) not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2011
Date

GAGNON SECURITIES LLC

/s/ Neil Gagnon
Signature

Neil Gagnon
Name/Title


February 10, 2011
Date

/s/ Neil Gagnon
Signature

Neil Gagnon
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)